Exhibit 23.3




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Comcast Corporation:

As independent public accountants, we hereby consent to the incorporation of our report dated February 6, 1995 on Garden State Cablevision L.P. included in Comcast Corporation's Form 10-K, into Comcast Corporation's previously filed Registration Statements File No. 33-41440; File No. 33-54365; File No. 33-25105; File No. 33-56903; File No. 33-40386; File No. 33-46988; File No. 33-57410; and
File No. 33-50785. It should be noted that we have not audited any financial statements of Garden State Cablevision L.P. subsequent to December 31, 1994 or performed any audit procedures subsequent to the date of our report.



Arthur Andersen LLP
Philadelphia, PA.
February 24, 1995